Exhibit 4.10

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of March 14, 2011 (this “Agreement”), is entered into between Seaspan Corporation, a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”) and [Gerry Wang] [Tiger Ventures Limited, a Cayman Islands company] (the “Shareholder”).

RECITALS

A. The Company and the Shareholder are parties to the [Transaction Services Agreement] [Financial Services Agreement] dated as of March 14, 2011 (the “Services Agreement”), pursuant to which the Shareholder agreed provide certain services to the Company.

B. Compensation under the Services Agreement includes, among other things, [Transaction Fee Shares] [Financing Fee Shares], which are Class A common shares of the Company (the “Shares”).

C. Pursuant to the Services Agreement, the Company agreed to grant to the Shareholder certain registration rights as set forth below.

NOW, THEREFORE, in consideration of the premises and of the representation, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

GENERAL

1.1	Definitions.

As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” has the meaning specified in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble above.

“Business Day” means a business day in the City of New York.

“Closing Price” means, as of any date, (1) the closing sale price (or, if no closing sale price is reported, the reported last sale price) per share of the Common Shares on the NYSE on such date or, if the Common Shares are not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which the Common Shares are so listed, or if the Common Shares are not so listed, on a United States national or regional securities exchange, or (2) if the Common Shares are not so reported, the last quoted bid price for the Common Shares in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price referred to above is not available, the average of the mid-point of the last bid and ask prices of the Common Shares on such date from at least three nationally recognized independent investment banking firms retained by the Company for purposes of determining the Closing Price.

“Common Shares” means the Class A common shares of the Company, par value $0.01 per share.

“Company” shall have the meaning set forth in the Preamble.

“Company Public Sale” has the meaning set forth in Section 2.2(a).

“Demand Notice” has the meaning set forth in Section 2.1(d).

“Demand Registration” has the meaning set forth in Section 2.1(a).

“Demand Registration Statement” has the meaning set forth in Section 2.1(a).

“Demanding Holder” has the meaning set forth in Section 2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Holder” means the Shareholder and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been assigned in compliance with Section 2.9 hereof.

“Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

“Indemnitee” has the meaning set forth in Section 2.8(a).

“Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; and (iii) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company and its subsidiaries taken as a whole.

“NYSE” means the New York Stock Exchange, Inc.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, business trust, joint stock company, trust or unincorporated organization or any government or any agency or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 2.2(a).

“Purchase Agreement” has the meaning ascribed to it in Recital A.

“Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form F-3 or S-3.

“Registrable Securities” means the Shares; provided that the Shares shall cease to be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144, (iii) they shall have ceased to be outstanding (iv) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the Shares or (v) they have been otherwise transferred and new certificates for them not bearing a legend restricting transfer under the Securities Act shall have been delivered by the Company and such securities may be publicly resold without registration under the Securities Act. No Registrable Securities may be registered under more than one registration statement at any one time.

“Registration Expenses” shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, (i) all registration and filing fees and any other fees and expenses associated with filings required to be made with the SEC or the NYSE (or any other securities exchange or inter-dealer quotation system on which Common Shares are at such time admitted for trading or otherwise quoted), (ii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iii) fees and disbursements of counsel for the Company, (iv) Blue Sky fees and expenses, (v) all reasonable fees and disbursements of Holders’ Counsel, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, (viii) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (ix) all fees and expenses of any special experts or other Persons retained by the Company in connection with any registration, and (x) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties).

“Rule 144” means Rule 144 under the Securities Act.

“Scheduled Black-out Period” means the period beginning two weeks preceding the last day of a fiscal quarter of the Company to and including the second business day after the day on which the Company publicly releases its earnings for such fiscal quarter.

“SC Trading Average” means, as of a given date, the volume-weighted, average Closing Price of the Company’s Common Shares for the 20 Trading Days immediately preceding such date.

“SEC” or “Commission” means the Securities and Exchange Commission and any successor agency.

“Securities Act” shall mean the Securities Act of 1933, as amended, or similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

“Shareholder” shall have the meaning set forth in the Preamble.

“Shares” shall have the meaning set forth in the recitals hereof.

“Shelf Registration Statement” has the meaning set forth in Section 2.1(g).

“Shelf Suspension” has the meaning set forth in Section 2.1(h).

“Trading Day” means (a) if the applicable security is listed or admitted for trading on the NYSE or another national securities exchange, a day on which the NYSE or such other national securities exchange is open for business or (b) if the applicable security is not so listed or admitted for trading, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

ARTICLE 2

REGISTRATION

2.1	Demand Registration.

(a) Subject to the conditions of this Section 2.1, if at any time after March 14, 2012 the Company shall receive a written request from a Holder or group of Holders that the Company register under the Securities Act Shares with an aggregate value (based on the SC Trading Average) of at least $1.0 million as of the date of such request (a “Demanding Holder”) then the Company shall, subject to the limitations of this Section 2.1, effect, as promptly as reasonably practicable, the registration under the Securities Act of all Registrable Securities that the Holder requests to be registered. Any such requested registration shall hereinafter be referred to as a “Demand Registration” and any such registration statement filed with the SEC shall be referred to as a “Demand Registration Statement.”

(b) If a demanding Holder so elects, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an underwritten offering. Such demanding Holder shall have the right to select the managing underwriter or underwriters to administer the offering; provided such managing underwriter or underwriters shall be reasonably acceptable to the Company.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.1: (i) after the Company has effected five (5) registrations pursuant to this Section 2.1, and each of such registrations has been declared or ordered effective and kept effective by the Company as required by Section 2.4(a) of this Agreement; (ii) with respect to a registration of Registrable Securities during the period starting with the date thirty (30) days prior to the

Company’s good faith estimate of the launch date of, and ending on a date ninety (90) days after the closing date of, a Company-initiated registered offering of equity securities or securities convertible into or exchangeable for equity securities; provided that the Company is actively employing in good faith all commercially reasonable efforts to launch such registered offering; (iii) during any Scheduled Black-out Period; (iv) if the Company has notified the Holder that in the good faith judgment of the Company, it would be materially detrimental to the Company or its securityholders for such registration to be effected at such time or (v) if the filing or initial effectiveness of a Demand Registration Statement at any time would require the Company to make disclosure of any event that the Board of Directors of the Company determines would not be in the best interests of the Company and its shareholders due to a pending transaction, investigation or other event, including any public disclosure of material non-public information, where such disclosure would, at that time, materially adversely affect the Company and its shareholders, in which events described above in clauses (ii), (iv) and (v), the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Holder; provided that such right to delay a request shall be exercised by the Company for not more than two periods in any twelve (12) month period and not more than ninety (90) days in the aggregate in any twelve (12) month period.

(d) Promptly upon receipt of any request for a Demand Registration pursuant to Section 2.1(a) (but in no event more than five Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such registration request to all other Holders of Registrable Securities, and the Company shall include in such Demand Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten Business Days after the date that the Demand Notice has been delivered. All requests made pursuant to this Section 2.1(d) shall specify the aggregate amount of Registrable Securities to be registered and the intended method of distribution of such securities.

(e) If the managing underwriter or underwriters of a proposed underwritten offering of the Registrable Securities included in a Demand Registration advise the Board of Directors of the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the securities to be included in such Demand Registration shall be:

(i) first, up to 100% of the Registrable Securities that the demanding Holder proposes (or Holders propose) to include in the Demand Registration;

(ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Demand Registration based on the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner); and

(iii) third, and only if all the securities referred to in clause (ii) have been included, the number of securities that the Company proposes to include in such registration that, in the opinion of the managing underwriter or underwriters can be sold without having such adverse effect.

(g) Any registration pursuant to this Section 2.1 may be required by the demanding Holders to be effected by means of a shelf registration statement filed with the SEC if the Company qualifies to file using either (i) Form F-3 or S-3 or (ii) any successor form or other appropriate form under the Securities Act (a “Shelf Registration Statement”) relating to any or all of the Registrable Securities in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act. The Company shall use its commercially reasonable efforts to cause any Shelf Registration Statement to remain effective, including by filing extensions of the Shelf Registration Statement, until the termination of the period contemplated in Section 2.6. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) until the termination of the period contemplated in Section 2.6.

(h) If the continued use of such Shelf Registration Statement at any time would require the Company to make disclosure of any event that the Board of Directors of the Company determines would not be in the best interests of the Company and its shareholders due to a pending transaction, investigation or other event, including any public disclosure of material non-public information, where such disclosure would, at that time, materially adversely affect the Company and its shareholders, the Company may, upon giving at least ten days’ prior written notice of such action to the Holders, suspend all Holders’ ability to use the Shelf Registration Statement (a “Shelf Suspension”); provided that the Company shall not be permitted to exercise a Shelf Suspension for more than two periods in any twelve (12) month period and not more than ninety (90) days in the aggregate in any twelve (12) month period. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, amend or supplement the prospectus, if necessary, so it does not contain any material untrue statement or omission and furnish to the Holders such numbers of copies of the prospectus as so amended or supplemented as the Holders may reasonably request.

2.2	Piggyback Registration.

(a) If the Company at any time proposes to file a registration statement under the Securities Act with respect to any offering of its securities for its own account or for the account of any other Persons (other than (i) a Demand Registration under Section 2.1, (ii) a registration on Form F-4 or S-8 or any successor form to such referenced forms or (iii) a registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement) (a “Company

Public Sale”), then, as soon as practicable (but in no event less than 30 days prior to the proposed date of filing of such registration statement), the Company shall give written notice of such proposed filing to all Holders of Registrable Securities, and such notice shall offer each Holder the opportunity to Register under such registration statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 2.2(b), the Company shall include in such registration statement all such Registrable Securities that are requested to be included therein within 15 days after such notice is delivered; provided that if at any time after giving written notice of its intention to Register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to Register or to delay registration of such securities, the Company shall give written notice of such determination to each Holder and, thereupon:

(i) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders of Registrable Securities entitled to request that such registration be effected as a Demand Registration under Section 2.1; and (ii) in the case of a determination to delay Registering, in the absence of a request for a Demand Registration, shall be permitted to delay Registering any Registrable Securities, for the same period as the delay in Registering such other securities. If the offering pursuant to such registration statement is to be underwritten, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.2(a) must, and the Company shall make such arrangements with the managing underwriter or underwriters so that each such Holder may, participate in such underwritten offering. If the offering pursuant to such registration statement is to be on any other basis, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.2(a) must, and the Company shall make such arrangements so that each such Holder may, participate in such offering on such basis.

Each Holder of Registrable Securities shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such registration statement.

(b) If the managing underwriter or underwriters of any proposed underwritten offering of Registrable Securities included in a Piggyback Registration informs the Company and the Holders in writing that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such registration shall be:

(i) first, up to 100% of the securities that the Company or (subject to Section 2.12) any Person (other than a Holder) exercising a contractual right to demand registration, as the case may be, proposes to sell;

(ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such registration based on the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner); and

(iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such registration, any other securities eligible for inclusion in such registration.

(c) No registration of Registrable Securities effected pursuant to a request under this Section 2.2 shall be deemed to have been effected pursuant to Section 2.1 or shall relieve the Company of its obligations under Section 2.1.

2.3	Expenses of Registration.

Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.1, the request of which has been subsequently withdrawn by the requesting Holder(s) unless (a) the withdrawal is based upon (i) the occurrence of a Material Adverse Change, or (ii) material adverse information concerning the Company that the Company had not publicly revealed at least forty-eight (48) hours prior to the request or that the Company had not otherwise notified the requesting Holders of at the time of such request or (b) the Holders of a majority of Registrable Securities, as the case may be, agree to forfeit their right to one requested registration pursuant to Section 2.1, as applicable, in which event such right shall be forfeited by all Holders.

If the Demanding Holder and/or the Holders are required to pay Registration Expenses, such expenses shall be borne by the Demanding Holder or the Holders requesting such registration in proportion to the number of Shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Demanding Holders or the Holders, as the case may be, shall not forfeit their rights pursuant to Section 2.1.

2.4	Obligations of the Company.

Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably practicable:

(a) Prepare and file with the SEC not later than sixty (60) days after the request a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, or prepare and file with the SEC a prospectus supplement with respect to such Registrable Securities pursuant to an effective registration statement and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective or such prospectus supplement current, for up to one hundred and twenty (120) days other than a registration statement required by the Holder to be effected by means of a Shelf Registration Statement pursuant to Section 2.1(g) or, if earlier, until the Holder or Holders have completed the distribution related thereto.

(b) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

(c) Furnish to the Holders such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) Enter customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form with the managing underwriter(s) of such offering) and take such other actions (including participating in and making documents available for the due diligence review of underwriters if the method of distribution is by means of an underwriting) as are reasonably required in order to facilitate the disposition of such Registrable Securities. Each Holder participating in such underwriting shall also enter into and perform its obligations under such underwriting agreement.

(f) Notify each Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(g) Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of outside legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a letter dated as of such date, from the independent registered public accountants of the Company, in form and substance as is customarily given by independent registered public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(h) Give written notice to the Holders:

(i) when any registration statement filed at the request of the Demanding Holder pursuant to Section 2.1 or any amendment thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective;

(ii) of any request by the SEC for amendments or supplements to any registration statement filed at the request of the Demanding Holder pursuant to Section 2.1 or the prospectus included therein or for additional information;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement filed at the request of the Demanding Holder pursuant to Section 2.1 or the initiation of any proceedings for that purpose;

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) of the occurrence of any event that requires the Company to make changes in any effective registration statement filed at the request of the Holder pursuant to Section 2.1 or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

(i) Use its commercially reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 2.4(h)(iii) at the earliest practicable time.

(j) Upon the occurrence of any event contemplated by Section 2.4(h)(v) above, promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 2.4(h)(v) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders shall suspend use of such prospectus and use their commercially reasonable efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holder’s possession, and the period of effectiveness of such registration statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date Holders shall have received such amended or supplemented prospectus pursuant to this Section 2.4(j).

(k) Use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or the underwriters.

2.5	Suspension of Sales.

During any Scheduled Black-out Period or upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, each Holder of, Registrable Securities shall forthwith discontinue disposition of Registrable Securities until termination of such Scheduled Black-Out Period or until the Demanding Holder and/or Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension (other than a suspension due to a Scheduled Black-out Period) may be in effect in any twelve-month period shall not exceed the excess of 90 days over the number of days in such twelve-month period that the Company has delayed effecting a registration in reliance on Section 2.1(c)(v) and the number of days in such twelve-month period that the Company has suspended a Shelf Registration Statement in reliance on Section 2.1(h).

2.6	Termination of Registration Rights.

The registration rights granted under this Article 2 shall terminate with respect to any Holder upon the later of (i) the last Payment Date pursuant to the Services Agreement and (ii) the last day of the first calendar month in which the sum of (x) all Common Shares, (y) the maximum number of Common Shares issuable upon conversion of any 12% Cumulative Preferred Shares, Series A of the Company and (z) the maximum number of Common Shares issuable upon the conversion of any other securities of the Company that are convertible into Common Shares, in each case held by such Holder and its Affiliates may be sold in a single transaction without limitation under Rule 144.

2.7	Delay of Registration; Furnishing Information.

(a) Neither the Demanding Holder nor any Holder shall use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

2.8	Indemnification.

(a) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each person or entity, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals), joint or several, arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, (ii) offers or sales effected by or on behalf such Indemnitee “by means of” (as defined in Securities Act Rule 159A) a “free writing prospectus” (as defined in Securities Act Rule 405) that was not authorized in writing by the Company, or (iii) the failure of any Indemnitee to deliver or make available to a purchaser of Registrable Securities, a copy of any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto (if the same was required by applicable law to be delivered or made available), provided that the Company shall have delivered to such Holder such registration statement, including such preliminary prospectus or final prospectus contained therein and any amendments or supplements thereto.

(b) If the indemnification provided for in Section 2.8(a) is unavailable to an Indemnitee with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 2.8(b) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 2.8(a). No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.

2.9	Assignment of Registration Rights.

The rights of the Shareholder or a Holder to registration of Registrable Securities pursuant to Article 2 of this Agreement may be assigned by the Shareholder or a Holder to a transferee or assignee of Registrable Securities to which (a) there is transferred to such transferee no less than 500,000 Shares, (b) such transferee is an Affiliate, subsidiary or parent company, family member or family trust or similar entity for the benefit of a party hereto, (c) such transferee is an entity in which the Shareholder owns 25% or more of the equity interests or voting rights, or (d) such transferee or transferees are partners of a Holder, who agree to act through a single representative; provided, however, that (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee acquired such Registrable Securities in a transaction that complied with the Purchase Agreement and shall agree to be subject to all applicable restrictions set forth in the Purchase Agreement and this Agreement.

2.10	“Market Stand-Off” Agreement; Agreement to Furnish Information.

The Shareholder and each Holder hereby agree that the Shareholder and/or Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Shares (or other securities of the Company) held by the Shareholder or Holder (other than those included in the registration) for a period (the “Restricted Period”) specified by the representatives of the underwriters of Common Shares (or other securities of the Company) not to exceed ten (10) days prior and ninety (90) days following any registered sale by the Company in which the Company gave the Shareholder an opportunity to participate; provided that all executive officers and directors of the Company enter into similar agreements and only if such Persons remain subject thereto (and are not released from such agreement) for such period. The Demanding Shareholder and each Holder agree to execute and deliver such other agreements as may be reasonably requested by the Company or the representatives of the underwriters which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding the foregoing, if (1) during the last 17 days of the Restricted Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the Restricted Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Restricted

Period, the restrictions imposed by this Section 2.10 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In addition, if requested by the Company or the representative of the underwriters of Common Shares (or other securities of the Company), the Demanding Holder and each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act in which the Demanding Holder or such Holder participates.

2.11	Rule 144 and Exchange Act Reporting.

With a view to making available to the Shareholders and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities that are Common Shares to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) so long as any of the Shareholder or a Holder owns any Registrable Securities, furnish to the Shareholder or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Shareholder or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such Common Shares without registration.

2.12	No Inconsistent Agreements: Additional Rights.

The Company shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement.

ARTICLE 3

MISCELLANEOUS

3.1	Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities to the extent set forth herein). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The term “Shareholder,” as used herein, shall include the entity referenced as the Shareholder in the Preamble to this Agreement and, if such entity shall have transferred the Shares to an Affiliate, such Affiliate.

3.2	Applicable Law and Submission to Jurisdiction.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

(b) The Shareholder and the Holders irrevocably submit to the nonexclusive jurisdiction of any New York State or United States Federal court sitting in the County of New York, New York over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby. The Shareholder and the Holders irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.2(B).

3.3	Counterparts and Facsimile.

For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

3.4	Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5	Notices.

Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier service, or when received by facsimile transmission if promptly confirmed, as follows:

(A)	If to an Shareholder:

1401-05 Jardine House

Hong Kong

Facsimile: 852-2160-5199

and to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022 USA

Attention: John J. Cannon

Facsimile: 212-848-8974

(B)	If to the Company:

Seaspan Corporation

Unit 2, 7th Floor, Bupa Center

141 Connaught Road West

Hong Kong, China

Attention: Sai W. Chu, Chief Financial Officer

Facsimile:

and to:

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, Oregon 97209 USA

Attention: David Matheson

Facsimile: 503-346-2008

or to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.

3.6	Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities then outstanding, each future Holder of all such Registrable Securities, and the Company.

3.7	Severability.

If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties

3.8	Aggregation of Securities.

All Registrable Securities held or acquired by any wholly-owned subsidiary or parent of, or any corporation or entity that is controlling, controlled by, or under common control with, Holder shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.9	Entire Agreement, Etc.

This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

3.10	Interpretation of Purchase Agreement.

The parties agree that if the Shareholder transfers any Shares to one of its Affiliates, then such Affiliate shall have all the rights of the Shareholder under the Purchase Agreement.

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In Witness Whereof, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

COMPANY:

SEASPAN CORPORATION

By:

Title:

SHAREHOLDER:

By:

Title: